Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

FMC Media Contact: Jim Fitzwater - 215.299.6633
james.fitzwater@fmc.com
FMC Investor Relations Contact: Alisha Bellezza - 215.299.6119
ir@fmc.com
FMC Corporation Announces Second Quarter 2014 Results

Second Quarter 2014 Highlights

•	Consolidated revenues up 13 percent to $987.8 million

•	Agricultural Solutions segment earnings up 5 percent

•	Health and Nutrition segment earnings up 11 percent

•	Minerals segment earnings up 21 percent

•	Consolidated adjusted earnings per share up 9 percent to $1.01 per diluted share

•	Full-year 2014 outlook reaffirmed for adjusted earnings of $4.10 to $4.30 per diluted share, an 8 percent increase compared to prior year at midpoint of range

PHILADELPHIA, July 30, 2014 - FMC Corporation (NYSE:FMC) today reported quarterly revenue of $987.8 million in the second quarter, a 13 percent increase over the same period in 2013. The company reported net income of $109.1 million, or $0.81 per diluted share, in the second quarter of 2014, compared to net income of $118.0 million, or $0.86 per diluted share, in the second quarter of 2013. Second quarter results include charges of $26.6 million after tax, or $0.20 per diluted share, compared to charges of $9.9 million after tax, or $0.07 per diluted share, in the prior-year quarter. Excluding these items in both periods, adjusted earnings were $1.01 per diluted share, an increase of 9 percent versus the prior-year quarter.

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Segment Results and Outlook
FMC Agricultural Solutions
Second-quarter segment revenue for FMC Agricultural Solutions was $531.2 million, an increase of 20 percent versus the prior-year quarter. Second-quarter segment earnings were $130.7 million, a 5 percent increase over the prior-year quarter. In the quarter, year-on-year revenue gains were driven by increased demand for FMC’s Authority® brand pre-emergent herbicides in North American soybeans and increased herbicide sales in Europe. These sales gains were partially offset by lower North American sales of Capture® LFR at-plant insecticides and continued weak demand from Brazilian sugarcane growers. Segment operating margin decreased compared to the prior-year quarter due to the change in product mix described above, increased business spending and unfavorable foreign exchange movements.
For the full year, segment revenue is expected to increase mid- to high-single digits percent, and segment earnings are expected to grow mid-single digits percent over 2013. Latin American new product introductions and market share gains in cotton and soybeans will be the primary drivers of revenue and earnings growth in the second half of 2014.
FMC Health and Nutrition
Second-quarter segment revenue for FMC Health and Nutrition was $207.1 million, an increase of 9 percent versus the prior-year quarter. Segment earnings of $49.1 million were 11 percent higher than the prior-year quarter. Revenue growth was driven by strong demand in health markets and contributions from omega-3 products, partially offset by weaker than expected demand for nutrition products in Asia.
Full-year segment revenue is expected to increase low- to mid-teens percent versus 2013 driven by strong demand in health markets, particularly in Europe and Asia, and contributions from omega-3 and texture and stability solutions in nutrition markets. Full-year segment earnings are expected to grow mid-teens percent versus 2013 driven by the increased revenue.

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Page 3/ FMC Corporation Announces Second Quarter 2014 Results

FMC Minerals
Second-quarter segment revenue for FMC Minerals was $249.6 million, an increase of 2 percent from the prior-year quarter. Second-quarter segment earnings of $42.8 million were up 21 percent versus the prior-year quarter. Second-quarter revenue in Alkali Chemicals was flat compared to the prior-year quarter as higher pricing was offset by lower sales volume, driven by shipment timing, and lower freight costs due to a different geographic sales mix. Higher energy costs were offset by continued progress in manufacturing cost improvements. Export soda ash pricing increased in the second quarter compared to the first quarter of this year. Lithium continued to benefit from higher production rates versus 2013 resulting in higher sales and improved profitability.
Full-year segment earnings in 2014 are expected to be high-teens percent higher than the previous year, primarily driven by improved Lithium operations, soda ash volume increases and more favorable soda ash pricing versus 2013. For Alkali Chemicals, the company has assumed pricing to remain stable for the remainder of the year, and expects the next long-wall move to take place in the fourth quarter.
Corporate and Other
Corporate and other expenses were $19.6 million, and interest expense, net, was $15.3 million. For the quarter, depreciation and amortization was $32.6 million and capital additions were $46.2 million. On June 30, 2014, gross consolidated debt was $1.7 billion, and debt, net of cash, was $1.6 billion.
With regard to the previously announced separation of FMC into two new independent companies, the company completed initial organizational designs for the separation of each company and has begun to evaluate legal entity structures.

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2014 Outlook and Vision 2015 Update
Pierre Brondeau, FMC president, CEO and chairman, said: “The second quarter again demonstrated the strength of FMC with all businesses showing year-on-year earnings growth. The quarter was another challenging period for the crop protection industry, but our Agricultural Solutions business delivered a solid performance above the industry. We were pleased with the performance in Health and Nutrition and Minerals, with both businesses performing strongly ahead of last year.
“As we look toward the second half of 2014, we expect that Latin America will once again drive most of the year-over-year growth in Agricultural Solutions. We are launching new products and expanding our market access positions outside of Brazil. In Health and Nutrition, we continue to see increasing demand for functional ingredients in all of our end markets. In Minerals, we expect that operational improvements along with higher soda ash pricing will result in strong earnings growth for the full year.
“We continue to make progress against the strategic objectives of the Vision 2015 plan. We have grown our market leading positions and expanded our current portfolios, while investing in a robust pipeline that will drive future value for our shareholders. Organic growth has surpassed our expectations, compared to M&A-driven growth that has lagged our original targets. We have returned over $1 billion of cash to shareholders since the start of the plan. We are very pleased with our accomplishments on Vision 2015 and continue to focus on strengthening our portfolio and executing on the evolution of FMC.”

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Page 5/ FMC Corporation Announces Second Quarter 2014 Results

***** ***** ***** ***** ***** ***** ***** ***** ***** *****
FMC Corporation is a diversified chemical company serving agricultural, industrial, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2013, FMC had annual sales of approximately $3.9 billion. The company employs approximately 5,600 people throughout the world, and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition, and FMC Minerals. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2013 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Revenue	$987.8	$876.0	$1,929.6	$1,786.7

Costs of sales and services	630.2	548.5	1,243.5	1,105.6

Gross margin	357.6	327.5	686.1	681.1

Selling, general and administrative expenses	125.0	127.3	244.4	249.2
Research and development expenses	33.2	27.7	59.3	55.7
Restructuring and other charges (income)	2.7	5.9	9.4	15.2
Business separation costs	13.8	—	16.8	—
Total costs and expenses	804.9	709.4	1,573.4	1,425.7
Income from operations	182.9	166.6	356.2	361.0
Equity in (earnings) loss of affiliates	0.2	0.1	0.2	0.4
Interest expense, net	15.3	11.1	28.8	21.6

Income from continuing operations before income taxes	167.4	155.4	327.2	339.0
Provision for income taxes	41.5	35.7	80.8	81.1
Income from continuing operations	125.9	119.7	246.4	257.9
Discontinued operations, net of income taxes	(12.6)	1.5	(62.7)	(1.7)
Net income	$113.3	$121.2	$183.7	$256.2
Less: Net income attributable to noncontrolling interests	4.2	3.2	9.0	7.3
Net income attributable to FMC stockholders	$109.1	$118.0	$174.7	$248.9

Amounts attributable to FMC stockholders:
Income from continuing operations, net of tax	$121.7	$116.5	$237.4	$250.6
Discontinued operations, net of tax	(12.6)	1.5	(62.7)	(1.7)
Net income	$109.1	$118.0	$174.7	$248.9
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.91	$0.85	$1.78	$1.83
Discontinued operations	(0.09)	0.01	(0.47)	(0.01)
Basic earnings per common share	$0.82	$0.86	$1.31	$1.82
Average number of shares used in basic earnings per share computations	133.3	136.3	133.2	136.8
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.90	$0.85	$1.77	$1.82
Discontinued operations	(0.09)	0.01	(0.47)	(0.01)
Diluted earnings per common share	$0.81	$0.86	$1.30	$1.81
Average number of shares used in diluted earnings per share computations	134.4	137.1	134.3	137.7

Other Data:
Capital additions	$46.2	$49.5	$93.0	$75.1
Depreciation and amortization expense	$32.6	$28.9	$65.7	$57.5

FMC CORPORATION
SCHEDULE OF ADJUSTED EARNINGS FROM CONTINUING OPERATIONS (NON-GAAP)(2)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Revenue	$987.8	$876.0	$1,929.6	$1,786.7

Costs of sales and services	629.1	548.5	1,239.3	1,105.6

Gross margin	358.7	327.5	690.3	681.1

Selling, general and administrative expenses	122.3	115.7	237.5	224.9
Research and development expenses	33.2	27.7	59.3	55.7
Equity in (earnings) loss of affiliates	0.2	0.1	0.2	0.4

Total costs and expenses	784.8	692.0	1,536.3	1,386.6

Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$203.0	$184.0	$393.3	$400.1

Interest expense, net	15.3	11.1	28.8	21.6
Adjusted earnings from continuing operations, before income taxes and noncontrolling interests	$187.7	$172.9	$364.5	$378.5

Provision for income taxes	47.8	41.8	92.9	94.3
Net income attributable to noncontrolling interests	4.2	3.2	9.0	7.3
Adjusted after-tax earnings from continuing operations, attributable to FMC stockholders (Non-GAAP) (2)	$135.7	$127.9	$262.6	$276.9

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders	$1.01	$0.93	$1.96	$2.01
Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	134.4	137.1	134.3	137.7
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(1) Referred to as Adjusted Operating Profit.
(2) The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of Corporate special charges and tax related adjustments. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with GAAP.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Net income attributable to FMC stockholders (GAAP)	$109.1	$118.0	$174.7	$248.9
Corporate special charges (income):
Restructuring and other charges (income) (a)	2.7	5.9	9.4	15.2
Non-operating pension and postretirement charges (b)	2.7	11.6	6.9	24.3
Business separation costs (c)	13.8	—	16.8	—
Acquisition related charges (d)	1.1	—	4.2	—
Income tax expense (benefit) on Corporate special charges (income)	(7.3)	(6.8)	(13.1)	(14.9)
Discontinued operations, net of income taxes (e)	12.6	(1.5)	62.7	1.7
Tax adjustments (f)	1.0	0.7	1.0	1.7

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP)	$135.7	$127.9	$262.6	$276.9

Diluted earnings per common share (GAAP)	$0.81	$0.86	$1.30	$1.81
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.02	0.04	0.07	0.11
Non-operating pension and postretirement charges	0.02	0.08	0.05	0.18
Business separation costs	0.10	—	0.13	—
Acquisition related charges	0.01	—	0.03	—
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.05)	(0.05)	(0.10)	(0.11)
Discontinued operations per diluted share	0.09	(0.01)	0.47	0.01
Tax adjustments per diluted share	0.01	0.01	0.01	0.01

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.01	$0.93	$1.96	$2.01

Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	134.4	137.1	134.3	137.7
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(a) Three Months Ended June 30, 2014:
Restructuring and other charges (income) includes a charge of $0.9 million associated with a reorganization of our Health and Nutrition segment. Additionally, this amount includes charges associated with continuing environmental sites treated as a Corporate charge of $1.3 million. Remaining restructuring and other charges (income) includes net miscellaneous charges of $0.5 million.
Three Months Ended June 30, 2013:
Restructuring and other charges (income) for the three months ended June 30, 2013, primarily include a charge of $3.5 million associated with our Lithium restructuring within our FMC Minerals segment and charges of $1.0 million related to collaboration and license agreements entered into by our FMC Agricultural Solutions segment for the purpose of obtaining certain technology and intellectual property rights relating to new fungicide compounds still under development. Additionally charges for the three months ended June 30, 2013 include charges associated with continuing environmental sites as a Corporate charge of $1.0 million. Remaining restructuring and other charges (income) include net miscellaneous charges of $0.4 million.
Six Months Ended June 30, 2014:
Restructuring and other charges (income) includes a charge of $5.8 million associated with a reorganization of our Health and Nutrition segment. Additionally, this amount includes charges associated with continuing environmental sites treated as a Corporate charge of $2.7 million. Remaining restructuring and other charges (income) includes net miscellaneous charges of $0.9 million.

Six Months Ended June 30, 2013:
Restructuring and other charges (income) for the six months ended June 30, 2013, primarily include a charge of $9.3 million associated with our Lithium restructuring within our FMC Minerals segment and charges of $1.5 million related to collaboration and license agreements entered into by our FMC Agricultural Solutions segment for the purpose of obtaining certain technology and intellectual property rights relating to new fungicide compounds still under development. Additionally, charges for the six months ended June 30, 2013 include charges associated with continuing environmental sites as a Corporate charge of $2.0 million. Remaining restructuring and other charges (income) include net miscellaneous charges of $2.4 million.
(b) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs from our segments as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c) Business separation costs for the three and six months ended June 30, 2014 are associated with the separation of FMC Corporation into two independent public companies, announced on March 10, 2014. There were no charges for the three and six months ended June 30, 2013. We expect the cost to complete the separation will approximate $100 million to $130 million.
(d) Charges relate to the expensing of the inventory fair value step-up resulting from the application of purchase accounting associated with acquisitions completed in 2013. There were no charges for the three and six months ended June 30, 2013. On the condensed consolidated statements of income, the charges associated with the inventory fair value step-up are included in “Costs of sales and services” .
(e) Discontinued operations includes our FMC Peroxygens business results as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. For the six months ended June 30, 2014 the balance includes the final divestiture charge of $40.0 million associated with the sale of FMC Peroxygens business which was completed on February 28, 2014.
Discontinued operations for the three and six months ended June 30, 2013, includes a gain of $13.9 million associated with an insurance recovery related to previously discontinued operations legal matters, primarily offset by provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations.
(f) The tax adjustments in the three and six months ended June 30, 2014 and 2013, respectively were primarily related to revisions to our tax liabilities associated with prior year tax matters.

RECONCILIATION OF NET INCOME (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS,
BEFORE INTEREST AND INCOME TAXES (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Net income (GAAP)	$113.3	$121.2	$183.7	$256.2
Restructuring and other charges (income)	2.7	5.9	9.4	15.2
Non-operating pension and postretirement charges	2.7	11.6	6.9	24.3
Business separation costs	13.8	—	16.8	—
Acquisition related charges	1.1	—	4.2	—
Discontinued operations, net of income taxes	12.6	(1.5)	62.7	1.7
Interest expense, net	15.3	11.1	28.8	21.6
Provision for income taxes	41.5	35.7	80.8	81.1
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$203.0	$184.0	$393.3	$400.1
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(1) Referred to as Adjusted Operating Profit.

FMC CORPORATION
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Revenue
FMC Agricultural Solutions	$531.2	$442.6	$998.1	$937.8
FMC Health and Nutrition	207.1	189.9	433.3	381.8
FMC Minerals	249.6	244.4	498.3	469.0
Eliminations	(0.1)	(0.9)	(0.1)	(1.9)
Total	$987.8	$876.0	$1,929.6	$1,786.7
Income from continuing operations before income taxes
FMC Agricultural Solutions	130.7	124.7	250.8	288.0
FMC Health and Nutrition	49.1	44.3	100.0	88.0
FMC Minerals	42.8	35.4	79.6	64.4
Eliminations	—	(0.1)	—	(0.2)
Segment operating profit (a)	222.6	204.3	430.4	440.2
Corporate and other	(19.6)	(20.3)	(37.1)	(40.1)
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP)	$203.0	$184.0	$393.3	$400.1

Interest expense, net	(15.3)	(11.1)	(28.8)	(21.6)
Corporate special (charges) income:
Restructuring and other (charges) income (b)	(2.7)	(5.9)	(9.4)	(15.2)
Non-operating pension and postretirement charges (c)	(2.7)	(11.6)	(6.9)	(24.3)
Business separation charges (d)	(13.8)	—	(16.8)	—
Acquisition related charges (e)	(1.1)	—	(4.2)	—
Provision for income taxes	(41.5)	(35.7)	(80.8)	(81.1)
Discontinued operations, net of income taxes (f)	(12.6)	1.5	(62.7)	(1.7)
Net income attributable to noncontrolling interests	(4.2)	(3.2)	(9.0)	(7.3)
Net income attributable to FMC stockholders	$109.1	$118.0	$174.7	$248.9
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(a) Referred to as Segment Earnings.
(b) Three Months Ended June 30, 2014: Amounts related to FMC Health and Nutrition charges of $1.0 million, FMC Minerals income of $0.1 million and Corporate charges of $1.8 million.
Three Months Ended June 30, 2013: Amounts related to FMC Agricultural Solutions charges of $1.4 million, FMC Minerals charges of $3.5 million and Corporate charges of $1.0 million.
Six Months Ended June 30, 2014: Amounts related to FMC Health and Nutrition charges of $5.9 million and Corporate charges of $3.5 million.
Six Months Ended June 30, 2013: Amounts related to FMC Agricultural Solutions charges of $2.0 million, FMC Health and Nutrition charges of $0.6 million, FMC Minerals charges of $9.3 million and Corporate charges of $3.3 million.
(c) See Note (b) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(d) See Note (c) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(e) See Note (d) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(f) See Note (e) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	June 30, 2014	December 31, 2013
Cash and cash equivalents	$114.4	$123.2
Trade receivables, net	1,500.0	1,484.3
Inventories	738.2	688.4
Other current assets	183.0	236.8
Deferred income taxes	216.4	214.0
Current assets of discontinued operations held for sale	—	198.3
Total current assets	2,752.0	2,945.0

Property, plant and equipment, net	1,284.9	1,248.3
Goodwill	387.8	389.4
Deferred income taxes	101.3	91.4
Other long-term assets	601.3	561.1
Total assets	$5,127.3	$5,235.2

Short-term debt and current portion of long-term debt	$544.2	$697.8
Accounts payable, trade and other	393.3	475.2
Accrued customer rebates	350.1	203.7
Guarantees of vendor financing	52.5	27.9
Accrued pensions and other postretirement benefits, current	12.7	12.7
Other current liabilities	340.1	521.2
Current liabilities of discontinued operations held for sale	—	48.2
Total current liabilities	1,692.9	1,986.7

Long-term debt	1,153.7	1,154.1
Long-term liabilities	512.3	522.3
Equity	1,768.4	1,572.1
Total liabilities and equity	$5,127.3	$5,235.2

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Six Months ended June 30
	2014	2013
Cash provided (required) by operating activities of continuing operations	$148.5	$248.0

Cash provided (required) by operating activities of discontinued operations	(33.4)	(14.9)

Cash provided (required) by investing activities of continuing operations	(125.3)	(101.4)

Cash provided (required) by investing activities of discontinued operations	200.0	(11.3)

Cash provided (required) by financing activities of continuing operations:
Net borrowings (repayments) under committed credit facilities	—	(130.0)
Increase (decrease) in short-term debt	(138.0)	236.6
Repayments of long-term debt	(17.3)	(0.4)
Proceeds from borrowings of long-term debt	—	0.5
Net distributions to and acquisitions of noncontrolling interests	(11.5)	(86.6)
Contingent consideration paid	—	(0.5)
Dividends paid	(38.0)	(37.1)
Repurchases of common stock under publicly announced program	—	(109.9)
Other repurchases of common stock	(4.1)	(6.4)
Excess tax benefits from share-based compensation	4.0	6.3
Issuances of common stock, net	6.7	8.4
Cash provided (required) by financing activities	(198.2)	(119.1)
Effect of exchange rate changes on cash	(0.4)	(1.0)
Increase (decrease) in cash and cash equivalents	(8.8)	0.3

Cash and cash equivalents, beginning of year	123.2	77.1

Cash and cash equivalents, end of period	$114.4	$77.4